Exhibit 99.1

Pep Boys Reports 2.0% Q3 Comp Sales Decrease

- Net Loss from Continuing Operations of $0.21 -

PHILADELPHIA — November 10, 2005 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the following results for the thirteen weeks (third quarter) and thirty-nine weeks ended October 29, 2005.

Operating Results

Third Quarter

Sales

Sales for the thirteen weeks ended October 29, 2005 were $545,206,000, 2.4% less than the $558,465,000 recorded last year.  Comparable merchandise sales decreased 0.6% and comparable service revenue decreased 8.2%.  In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales.  Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) increased 2.1% and comparable Service Center Revenue (labor plus installed merchandise and tires) decreased 7.6%.

Earnings

Net Earnings (Loss) from Continuing Operations decreased from Net Earnings of $6,669,000 ($0.12 per share - basic and $0.11 per share diluted) to a Net Loss of $11,410,000 (($0.21) per share - basic and diluted).

Nine Months

Sales

Sales for the nine months ended October 29, 2005 were $1,685,409,000, 1.8% lower than the $1,716,534,000 recorded last year.  Comparable sales decreased 1.6%, including a decrease in comparable merchandise sales of 0.5% and a decrease of 6.7% in comparable service revenue.  Recategorizing Sales (see above), comparable Retail Sales increased 0.6% and comparable Service Center Revenue decreased 4.8%.

Earnings

Net (Loss) Earnings from Continuing Operations decreased from Net Earnings of $35,155,000 ($.62 per share - basic and $.59 per share - diluted) to a Net Loss of $13,070,000 (($.24) per share — basic and diluted).

Commentary

Pep Boys Chairman and CEO Larry Stevenson, commented, “In our retail operations, we continued the process of managing our product mix and price points to improve our margin rate.  In this quarter, while gross profit from Retail Sales continued to be adversely affected by the increased occupancy expense associated with our store refurbishment and systems investments, merchandise margins improved for the first time on a year-on-year basis.  As we enter Q4, we expect Retail Sales comps to be modest, but continued improvements in merchandise margins should allow us to surpass the gross profit from Retail Sales that we generated in fiscal 2004 Q4.”

He continued, “It was again a very difficult quarter for our Service Center operations, with comparable sales down 7.6%, which includes a 11.6% decrease in tire sales.  Adjusting for the effect of the non-cash increase to the tire warranty reserve discussed below, Service Center operations comparable sales were down 6.7%, which includes a 8.9% decrease in tire sales.   While the disruption caused by our recent field restructuring is not yet behind us and the spike in energy prices has disproportionately affected our lower income customer base, the recently-announced addition of Joe Cirelli to the service and tires team has helped to re-energize our field leadership. Revenues were soft for the entire quarter, but were particularly soft during the immediate aftermath of Hurricane Katrina, and subsequent increase in fuel prices.”

CFO Harry Yanowitz said, “During the quarter, we had a few notable items that are incorporated in our results. We recognized a $1.0 million expense for the self-insured costs related to hurricane damage claims.  In addition, we increased our road hazard tire warranty reserve, resulting in a non-cash charge that reduced Service Center sales and gross profit by approximately $1.9 million. We did not sell any stores in either this quarter or the same quarter last year.  As noted as a subsequent event in our last 10-Q, we also re-purchased 1,283,000 shares during the third quarter for approximately $15.5 million ($12.10 per share).”

We grand re-opened six stores in our Harrisburg market during the quarter and an additional 31 in our Las Vegas, Phoenix and Tucson markets last weekend.   The remodeled stores continue to yield increased customer count and incremental sales and we expect approximately 200 of our 593 stores to be grand re-opened by the end of this fiscal year.

Mr. Yanowitz commented, “Even though our year to date cash flows from operating activities are only $4.3 million less than last year, we have reduced our investment rate to reflect this more challenging operating environment by stretching out the completion of our store refurbishment program to the end of 2008.  We now expect $80 to $85 million of capital expenditures in fiscal 2005, rather than the previously forecasted $110 million.”

Accounting Matters

Service Labor Reallocation

As previously announced, effective the first day of this year, we restructured our field operations into separate retail and service teams.  In connection with this restructuring, certain retail personnel, who were previously utilized in merchandising roles supporting the service business, were reassigned to purely service-related responsibilities.  The labor and benefits costs related to these associates, approximately $5.4 million in this quarter, which were previously recognized in SG&A, are now recognized in Costs of Service Revenue.

Co-op Advertising

Currently, a portion of our vendor support funds are provided in support of specific advertising costs or “co-op,” which, in accordance with EITF No. 02-16, we account for as a reduction of SG&A.  We are in the process of restructuring our vendor agreements to provide flexibility in how we apply vendor support funds, to eliminate the administrative burden of tracking the application of such funds and to ensure that we are receiving the best possible pricing.  Based on these renegotiations, we believe that future allowances received from vendors will be prospectively accounted for as a reduction of inventories and recognized as a reduction to cost of sales as the related inventories are sold in accordance with EITF No. 02-16.  We now anticipate that the majority of the new vendor agreements will be finalized and in effect by the end of the fiscal year.  Assuming that all of our vendor agreements had been so restructured as of July 31, 2005, both our SG&A and Gross Profit for the third quarter would have increased by approximately $7.5 million, without materially impacting inventory valuation or Net Earnings from Continuing Operations.

Pep Boys Financial Highlights

Thirteen Weeks Ended:	October 29, 2005	October 30, 2004
Total Revenues	$545,206,000	$558,465,000
Net (Loss) Earnings From Continuing Operations	$(11,410,000)	$6,669,000
Average Shares - Diluted	54,774,000	58,326,000
Basic (Loss) Earnings Per Share from Continuing Operations	$(0.21)	$0.12
Diluted (Loss) Earnings Per Share from Continuing Operations	$(0.21)	$0.11

Thirty-Nine Weeks Ended:	October 29, 2005	October 30, 2004
Total Revenues	$1,685,409,000	$1,716,534,000
Net (Loss) Earnings From Continuing Operations	$(13,070,000)	$35,155,000
Average Shares - Diluted	55,288,000	64,977,000
Basic (Loss) Earnings Per Share from Continuing Operations	$(0.24)	$0.62
Diluted (Loss) Earnings Per Share from Continuing Operations	$(0.24)	$0.59

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters.  The call for the third quarter will be broadcast live on Friday, November 11 at 8:30 a.m. EST over the Internet at Broadcast Networks’ Vcall website, located at http://www.vcall.com.  To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  Supplemental financial information will be available the morning of November 11th on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Bill Furtkevic, 215-430-9676

Internet: http://www.pepboys.com